Exhibit 5.1

April 23, 2025

Board of Directors

Churchill Downs Incorporated

600 N. Hurstbourne Parkway, Suite 400

Louisville, Kentucky 40222

Re:	Securities Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Churchill Downs Incorporated, a Kentucky corporation (the “Company”) of a Registration Statement on Form S-8 (as may be amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”) covering the offering of up to 3,300,000 shares of the Company’s common stock, no par value (the “Shares”) pursuant to the Churchill Downs Incorporated 2025 Omnibus Stock and Incentive Plan (the “Plan”). No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as to the validity of the Shares.

We have examined and are familiar with the Company, its organization and proceedings related thereto. We have also examined such other documents and procedures as we have considered necessary for the purpose of this opinion.

We have assumed, for purposes of this opinion, that the Shares will be validly authorized on the respective dates of issuance of the Shares under the Plan, and that, on the dates of issuance of the Shares under the Plan, the obligations of the Company under the Plan will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that the Shares, when issued and sold in accordance with the Registration Statement, the prospectus delivered to participants in the Plan pursuant to the requirements of the Act, the pertinent provisions of any applicable state securities laws and the Plan, will be duly and validly issued, fully paid and nonassessable under the laws of the Commonwealth of Kentucky.

710 WEST MAIN STREET,  4TH FLOOR, LOUISVILLE, KENTUCKY 40202

TEL: (502) 416-1630  FAX: (502) 540-8282

Board of Directors

Churchill Downs Incorporated

600 N. Hurstbourne Parkway, Suite 400

Louisville, Kentucky 40222

We express no opinion with respect to Shares issuable under the Plans which are purchased by the Company on the open market or in private transactions and are not original issuance shares.

We are members of the Bar of the Commonwealth of Kentucky and do not express any opinion herein concerning any law other than the laws of the Commonwealth of Kentucky.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We expressly disclaim any responsibility for advising you of any change hereafter occurring in circumstances touching or concerning the transaction which is the subject of this opinion, including any changes in the law or in factual matters occurring subsequent to the date of this opinion.

We hereby consent to the filing of this opinion, or copies thereof, as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/S/ KAPLAN JOHNSON ABATE & BIRD LLP